Exhibit 99.1

Press Release For immediate release

Invesco Reports Results for the Three Months Ended March 31, 2026

Investor Relations Contacts: Media Relations Contact:	Greg Ketron Jennifer Church Andrea Raphael	404-724-4299 404-439-3428 212-323-4202

Invesco Announces First Quarter Diluted EPS of $0.51; Adjusted Diluted EPS (1) of $0.57

Atlanta, April 28, 2026 -- Invesco Ltd. (NYSE: IVZ) today reported financial results for the three months ended March 31, 2026.
•$21.8 billion of net long-term inflows for the quarter, primarily driven by ETFs and Index, China JV, Fundamental Fixed Income and Multi-Asset/Other
•$2.2 trillion in ending AUM
•19.1% operating margin in Q1 2026; 34.5% adjusted operating margin (1)
•Redeemed $500 million of senior notes which matured on January 15, 2026
•Increased common share buybacks to $40 million or 1.6 million shares and announced an increase in the quarterly common stock dividend to $0.215 per share reflecting our strong balance sheet and cash flows

Update from Andrew Schlossberg, President and CEO

“We delivered our 11th consecutive quarter of positive organic growth with $22 billion of net inflows. Broad-based demand across our diversified, scaled global platform demonstrates we have the capabilities to deliver for clients in any market environment. We advanced several strategically important investment capabilities and vehicles this quarter, with many reaching record assets under management. With discipline, focus, and the benefits of scale, we are generating meaningful operating leverage. We expanded adjusted operating margin by more than 300 basis points versus the first quarter of last year with 14% net revenue growth and well-managed expenses helping drive a 25% increase in adjusted operating income and a 30% increase in adjusted diluted earnings per share.(1) We are also staying ahead of demand, launching several innovative products already this year. Our progress on strategic priorities includes continued strengthening of our balance sheet and efficient capital deployment, including returning more to shareholders through increased common share repurchases and dividends."

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(1)    Represents non-GAAP financial measure. See the information on pages 9 through 12 for a reconciliation to the most directly comparable U.S. GAAP measure.

Net Flows:
Net long-term inflows were $21.8 billion for the first quarter of 2026 as compared to $19.1 billion in the fourth quarter of 2025.

Retail and Institutional net long-term inflows were $14.7 billion and $7.1 billion, respectively. Net long-term flows by investment capability include net long-term inflows from ETFs and Index of $18.6 billion, China JV of $8.7 billion, Fundamental Fixed Income of $3.7 billion, Multi-Asset/Other of $3.6 billion, and Private Markets of $0.4 billion, partially offset by net long-term outflows from QQQ of $10.8 billion, and Fundamental Equities of $2.4 billion. On a geographic basis, the Asia Pacific, EMEA and Americas regions achieved net long-term inflows of $13.2 billion, $7.6 billion, and $1.0 billion, respectively.

Net market losses and foreign exchange rate movements decreased AUM in the first quarter by $42.5 billion and $2.1 billion, respectively. We had inflows of $11.5 billion from money market funds during the quarter. Ending AUM decreased 0.5% while average AUM increased 2.6% during the first quarter.

Summary of net flows (in billions)	Q1-26	Q4-25	Q1-25
Long-term inflows	$162.0	$135.9	$122.0
Long-term outflows	(140.2)	(116.8)	(104.4)
Net long-term flows (1)	21.8	19.1	17.6
Non-management fee earning AUM (1)	—	11.7	5.0
Money market	11.5	(0.3)	10.0
Total net flows	$33.3	$30.5	$32.6

Annualized long-term organic growth rate (2)	4.4%	4.8%	5.3%

(1)    Non-management fee earning flows include QQQ’s flows prior to its restructuring from an UIT to an open-end fund ETF on December 20, 2025. Net long-term flows include QQQ’s flows beginning on December 20, 2025.
(2)    Annualized long-term organic growth rate is calculated using net long-term flows (annualized) divided by average long-term AUM for the period. Long-term AUM excludes money market and non-management fee earning AUM.

First Quarter Highlights:

Financial Results	Q1-26		Q4-25		Q1-26 vs. Q4-25	Q1-25		Q1-26 vs. Q1-25
U.S. GAAP Financial Measures
Operating revenues	$1,744.5	m	$1,692.0	m	3.1%	$1,529.2	m	14.1%
Operating income/(loss)	$333.2	m	($1,458.1	m)	N/A	$277.3	m	20.2%
Operating margin	19.1%		(86.2%)			18.1%
Net income/(loss) attributable to Invesco Ltd.	$230.4	m	($1,186.2	m)	N/A	$171.1	m	34.7%
Diluted EPS	$0.51		($2.61)		N/A	$0.38		34.2%

Adjusted Financial Measures (1)
Net revenues	$1,264.3	m	$1,258.9	m	0.4%	$1,108.7	m	14.0%
Adjusted operating income	$436.0	m	$457.8	m	(4.8%)	$349.5	m	24.7%
Adjusted operating margin	34.5%		36.4%			31.5%
Adjusted net income attributable to Invesco Ltd.	$260.8	m	$280.9	m	(7.2%)	$200.5	m	30.1%
Adjusted diluted EPS	$0.57		$0.62		(8.1%)	$0.44		29.5%

Assets Under Management
Ending AUM	$2,159.5	bn	$2,169.9	bn	(0.5%)	$1,844.8	bn	17.1%
Average AUM	$2,218.9	bn	$2,161.8	bn	2.6%	$1,880.8	bn	18.0%

Headcount	7,421		7,499		(1.0%)	8,495		(12.6%)

(1)    Represents non-GAAP financial measure. See the information on pages 9 through 12 for a reconciliation to the most directly comparable U.S. GAAP measure.

U.S. GAAP Operating Results:

First Quarter 2026 compared to Fourth Quarter 2025

Operating revenues and expenses: Operating revenues increased $52.5 million in the first quarter of 2026 compared to the fourth quarter of 2025. Investment management fees increased $152.8 million, primarily driven by new management fees for QQQ following its conversion to an open-end fund ETF on December 20, 2025 and higher average AUM, partially offset by two fewer days in the quarter. Service and distribution fees decreased $80.9 million primarily due to the elimination of QQQ's pass-through service revenues after its conversion and the divestiture of intelliflo in the fourth quarter of 2025. Performance fees decreased $17.6 million due to seasonal trends.

Operating expenses decreased $1,738.8 million in the first quarter of 2026 compared to the fourth quarter of 2025 primarily due to a $1,794.9 million impairment of our indefinite-lived intangible assets in the fourth quarter of 2025. Excluding this impairment, operating expenses increased $56.1 million. Third-party distribution, service and advisory costs increased $42.3 million primarily reflecting the new third-party costs for QQQ. Employee compensation expense increased $6.5 million primarily due to the acceleration of $33.0 million of expense related to newly granted long-term awards to retirement-eligible employees and $18.4 million of seasonally higher tax and benefit costs, partially offset by a $25.6 million decrease in variable compensation costs, an $8.9 million decrease related to the mark-to-market adjustment on deferred compensation liabilities, as well as lower salaries due to the divestitures in the fourth quarter of 2025. Marketing expenses increased $13.6 million, primarily due to advertising related to QQQ. Property, office and technology costs decreased $4.1 million. General and administrative expenses decreased $1.6 million.

Non-operating income and expenses: Equity in earnings of unconsolidated affiliates was $34.0 million, generated primarily from our China joint venture and private markets investments. Interest and dividend income was $9.2 million earned from cash and cash equivalents and seed capital investments. Other gains/(losses) were a net loss of $0.4 million, primarily driven by market value changes in deferred compensation and seed capital investments, partially offset by a $19.9 million gain on other investments. Other income/(expense) of consolidated investment products (CIP) was an expense of $51.5 million, primarily driven by market losses on the underlying investments held by the funds, partially offset by net interest income earned by CIP.

The tax provision was an expense of $81.1 million in the first quarter of 2026 as compared to a benefit of $(349.5) million in the fourth quarter of 2025, resulting in effective tax rates of 27.0% and 26.0% in the first quarter of 2026 and in the fourth quarter of 2025, respectively. The effective tax rate in the first quarter of 2026 was unfavorably impacted by the net loss attributable to non-controlling interest in consolidated entities, which was partially offset by the excess tax benefits related to the vesting of common share-based awards. The tax benefit in the fourth quarter of 2025 was primarily due to the pre-tax loss and was further increased by the favorable impact of the reversal of reserves for uncertain tax positions due to the expiration of statutes of limitations and the favorable tax impact related to the sale of intelliflo.

Diluted earnings per common share: Diluted earnings per common share was $0.51 for the first quarter of 2026.

First Quarter 2026 compared to First Quarter 2025

Operating revenues and expenses: Operating revenues increased $215.3 million in the first quarter of 2026 compared to the first quarter of 2025. Investment management fees increased $281.9 million driven by new management fees for QQQ following its conversion to an open-end fund ETF and higher average AUM. Service and distribution fees decreased $69.1 million primarily due to the elimination of QQQ's pass-through service revenues after its conversion. Performance fees increased by $7.8 million and were earned primarily from fundamental fixed income, private markets and multi-asset/other products. Other revenues decreased $5.3 million as a result of lower transaction fees. Foreign exchange rate changes increased operating revenues by $30.1 million.

Operating expenses increased $159.4 million in the first quarter of 2026 compared to the first quarter of 2025. Third-party distribution, service and advisory costs increased $92.4 million primarily due to higher average AUM and new third-party costs for QQQ. Employee compensation expenses increased $48.1 million primarily due to the acceleration of $33.0 million of expense related to newly granted long-term awards to retirement-eligible employees and an $8.6 million increase related to the mark-to-market adjustment on deferred compensation liabilities. Marketing expenses increased $20.4 million primarily due to higher advertising costs, including advertising for QQQ. Property, office and technology costs decreased $9.3 million due to lower technology costs. General and administrative expenses increased $9.8 million. Foreign exchange rate changes increased operating expenses by $24.0 million.

The effective tax rate was 27.0% in the first quarter of 2026 as compared to 22.5% in the first quarter of 2025. The increase in the effective tax rate in the first quarter of 2026 was primarily due to the unfavorable impacts of the net loss attributable to non-controlling interest in consolidated entities in the first quarter of 2026 and the change in the mix of income across tax jurisdictions, which was partially offset by the excess tax benefits related to the vesting of common share‑based awards recognized in the first quarter of 2026.

Adjusted (1) Operating Results:

First Quarter 2026 compared to Fourth Quarter 2025

Net revenues and adjusted operating expenses: Net revenues in the first quarter of 2026 increased $5.4 million compared to the fourth quarter of 2025 primarily due to the net revenues earned from QQQ and higher average AUM, which was partially offset by lower seasonal performance fees, the divestiture of intelliflo and two fewer days in the quarter.

Adjusted operating expenses increased $27.2 million compared to the fourth quarter of 2025 reflecting higher Employee compensation and Marketing expenses, as discussed above. These increases were partially offset by lower Property, office and technology costs and General and administrative costs.

Adjusted operating income decreased $21.8 million compared to the fourth quarter of 2025. Adjusted operating margin decreased to 34.5% from 36.4%.

Non-operating income and expenses: Equity in earnings of unconsolidated affiliates was a market loss of $5.8 million. Other gains/(losses) were a net gain of $9.6 million, primarily driven by a $19.9 million gain on other investments, partially offset by declines in the market value of seed capital investments. Interest and dividend income was $11.0 million.

The effective tax rate on adjusted net income was 23.6% in the first quarter of 2026 as compared to 21.0% in the fourth quarter of 2025. The increase in the effective tax rate in the first quarter of 2026 was primarily due to the favorable tax impact in the fourth quarter of 2025 related to the divestiture of subsidiaries and the reversal of reserves for uncertain tax positions due to the expiration of statutes of limitations, which were partially offset by the excess tax benefits related to the vesting of common share based awards recognized in the first quarter of 2026.

Adjusted diluted earnings per common share was $0.57 for the first quarter 2026.

First Quarter 2026 compared to First Quarter 2025

Net revenues and adjusted operating expenses: Net revenues in the first quarter of 2026 increased $155.6 million compared to the first quarter of 2025 driven by higher average AUM and the net revenues earned from QQQ. Foreign exchange rate changes increased net revenues by $25.4 million.

Adjusted operating expenses in the first quarter of 2026 increased $69.1 million compared to the first quarter of 2025, reflecting higher Employee compensation, Marketing, and General and administrative expenses, as discussed above. These increases were partially offset by lower Property, office and technology costs. Foreign exchange rate changes increased adjusted operating expenses by $15.7 million.

Adjusted operating income increased $86.5 million compared to the first quarter of 2025. Adjusted operating margin increased to 34.5% from 31.5%.

The effective tax rate on adjusted net income decreased to 23.6% in the first quarter of 2026 from 24.4% in the first quarter of 2025.
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(1)    Represents non-GAAP financial measure. See the information on pages 9 through 12 for a reconciliation to the most directly comparable U.S. GAAP measure.

Capital Management:

Cash and cash equivalents: $806.9 million at March 31, 2026 ($1,037.5 million as of December 31, 2025).

Debt: $1,966.7 million at March 31, 2026 ($1,825.1 million at December 31, 2025). The credit facility balance was $1.1 billion as of March 31, 2026 ($437.7 million at December 31, 2025), following the redemption of the $500.0 million of senior notes which matured on January 15, 2026.

Common share repurchases: During the first quarter of 2026, the company repurchased 1.6 million common shares for $40 million in the open market.

As previously announced, on February 18, 2026, the company's board of directors authorized a $1.0 billion common share repurchase plan with no stated expiration date.

Common shares outstanding (end of period): 443.3 million

Diluted common shares outstanding (end of period): 455.3 million

Dividends paid: $95.3 million (common); $38.2 million (preferred). Preferred share dividends decreased $6.2 million compared to the fourth quarter of 2025 due to the $500.0 million repurchase of the company's outstanding Series A Preferred Stock held by MassMutual on December 15, 2025.

Common dividends declared: The company is announcing a first quarter cash dividend of $0.215 per share to holders of common shares. The dividend is payable on June 2, 2026, to common shareholders of record at the close of business on May 15, 2026, with an ex-dividend date of May 15, 2026.

Preferred dividends declared: The company is announcing a preferred cash dividend of $14.75 per share representing the period from March 1, 2026 through May 31, 2026. The preferred dividend is payable on June 1, 2026.

About Invesco Ltd.

Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. With clients in more than 120 countries, Invesco managed $2.2 trillion in assets on behalf of clients worldwide as of March 31, 2026. For more information, visit invesco.com/corporate.

Members of the investment community and general public are invited to listen to the conference call today, April 28, 2026, at 9:00 a.m. ET by dialing one of the following numbers: 1-866-803-2143 for U.S. and Canadian callers or 1-210-795-1098 for international callers, using the Passcode: Invesco. An audio replay of the conference call will be available until Wednesday, May 13, 2026 by calling 1-866-360-7726 for U.S. and Canadian callers or 1-203-369-0178 for international callers. A presentation highlighting the company's performance will be available during a live Webcast and on Invesco's Website at invesco.com/corporate.

# # #

This release, and comments made in the associated conference call today, may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow, capital expenditures, and assets under management and could differ materially from events that actually occur in the future due to known and unknown risks and other important factors, including, but not limited to, industry or market conditions, geopolitical events including wars, global trade tensions, tariffs, natural disasters and pandemics or health crises and their respective potential impact on the company, acquisitions and divestitures, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. None of this information should be considered in isolation from, or as a substitute for, historical financial statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	Q1-26	Q4-25	% Change	Q1-25	% Change
Operating revenues:
Investment management fees	$1,382.2	$1,229.4	12.4%	$1,100.3	25.6%
Service and distribution fees	301.8	382.7	(21.1%)	370.9	(18.6%)
Performance fees	11.3	28.9	(60.9%)	3.5	222.9%
Other	49.2	51.0	(3.5%)	54.5	(9.7%)
Total operating revenues	1,744.5	1,692.0	3.1%	1,529.2	14.1%
Operating expenses:
Third-party distribution, service and advisory	601.4	559.1	7.6%	509.0	18.2%
Employee compensation	512.7	506.2	1.3%	464.6	10.4%
Marketing	37.4	23.8	57.1%	17.0	120.0%
Property, office and technology	104.6	108.7	(3.8%)	113.9	(8.2%)
General and administrative	147.1	148.7	(1.1%)	137.3	7.1%
Amortization and impairment of intangible assets	8.1	1,803.6	(99.6%)	10.1	(19.8%)
Total operating expenses	1,411.3	3,150.1	(55.2%)	1,251.9	12.7%
Operating income/(loss)	333.2	(1,458.1)	N/A	277.3	20.2%
Other income/(expense):
Equity in earnings of unconsolidated affiliates	34.0	25.4	33.9%	19.6	73.5%
Interest and dividend income	9.2	21.6	(57.4%)	11.3	(18.6%)
Interest expense	(24.3)	(23.0)	5.7%	(13.1)	85.5%
Other gains/(losses), net	(0.4)	21.3	N/A	(24.3)	(98.4%)
Other income/(expense) of CIP, net	(51.5)	67.4	N/A	74.1	N/A
Income/(loss) before income taxes	300.2	(1,345.4)	N/A	344.9	(13.0%)
Income tax (provision)/benefit	(81.1)	349.5	N/A	(77.6)	4.5%
Net income/(loss)	219.1	(995.9)	N/A	267.3	(18.0%)
Net (income)/loss attributable to noncontrolling interests in consolidated entities	49.5	(65.2)	N/A	(37.0)	N/A
Less: Dividends declared on preferred shares	(38.2)	(44.4)	(14.0%)	(59.2)	(35.5%)
Less: Cost of preferred share repurchase	—	(80.7)	N/A	—	N/A
Net income/(loss) attributable to Invesco Ltd.	$230.4	$(1,186.2)	N/A	$171.1	34.7%

Earnings per common share:
- basic	$0.51	$(2.63)	N/A	$0.38	34.2%
- diluted	$0.51	$(2.61)	N/A	$0.38	34.2%

Weighted average common shares outstanding:
- basic	451.1	451.2	—%	452.9	(0.4%)
- diluted	453.7	453.8	—%	454.0	(0.1%)

Invesco Ltd.
Non-GAAP Information and Reconciliations

We utilize the following non-GAAP performance measures: Net revenues (and by calculation, Net revenue yield on AUM), Adjusted operating income, Adjusted operating margin, Adjusted net income attributable to Invesco Ltd., and Adjusted diluted EPS. We believe the adjusted measures provide valuable insight into our ongoing operational performance and assist in comparisons to our competitors. These measures also assist management with the establishment of operational budgets and forecasts. The most directly comparable U.S. GAAP measures are Operating revenues (and by calculation, gross revenue yield on AUM), Operating income, Operating margin, Net income attributable to Invesco Ltd., and Diluted EPS.

The following are reconciliations of Operating revenues, Operating income (and by calculation, operating margin), and Net income attributable to Invesco Ltd. (and by calculation, diluted EPS) on a U.S. GAAP basis to a non-GAAP basis of Net revenues, Adjusted operating income (and by calculation, Adjusted operating margin), and Adjusted net income attributable to Invesco Ltd. (and by calculation, Adjusted diluted EPS). In addition, a reconciliation of Adjusted operating expenses is provided below, together with reconciliations of the U.S. GAAP Operating expense lines to provide further analysis of the non-GAAP adjustments. These non-GAAP measures should not be considered as substitutes for any U.S. GAAP measures and may not be comparable to other similarly titled measures of other companies. The tax effect of the reconciling items is based on the tax jurisdiction attributable to the transactions. These measures are described more fully in the company's Forms 10-K and 10-Q. Refer to these public filings for additional information about the company's non-GAAP performance measures.

Reconciliation of Operating revenues to Net revenues:

(in millions)	Q1-26	Q4-25	Q1-25
Operating revenues, U.S. GAAP basis	$1,744.5	$1,692.0	$1,529.2
Revenue adjustments (1)
Investment management fees	(356.3)	(251.7)	(209.0)
Service and distribution fees	(206.3)	(272.3)	(259.6)
Other	(38.8)	(35.1)	(40.4)
Total revenue adjustments	(601.4)	(559.1)	(509.0)
Invesco Great Wall (2)	110.8	112.3	78.2
CIP (3)	10.4	13.7	10.3
Net revenues	$1,264.3	$1,258.9	$1,108.7

Reconciliation of Operating income/(loss) to Adjusted operating income:

(in millions)	Q1-26	Q4-25	Q1-25
Operating income/(loss), U.S. GAAP basis	$333.2	$(1,458.1)	$277.3
Invesco Great Wall (2)	68.2	75.8	40.3
CIP (3)	17.6	18.6	21.5
Amortization and impairment of intangible assets (4)	8.1	1,803.6	10.1
Compensation expense related to market valuation changes in deferred compensation liabilities (5)	8.9	17.9	0.3
Adjusted operating income	$436.0	$457.8	$349.5

Operating margin (6)	19.1%	(86.2%)	18.1%
Adjusted operating margin (7)	34.5%	36.4%	31.5%

Reconciliation of Net income attributable to Invesco Ltd. to Adjusted net income attributable to Invesco Ltd.

(in millions)	Q1-26	Q4-25	Q1-25
Net income/(loss) attributable to Invesco Ltd., U.S. GAAP basis	$230.4	$(1,186.2)	$171.1
Adjustments (excluding tax):
Amortization and impairment of intangible assets (4)	8.1	1,803.6	10.1
Deferred compensation net market valuation changes (5)	24.3	7.3	20.1
Total adjustments excluding tax	32.4	1,810.9	30.2
Tax adjustment for amortization of intangible assets and goodwill (8)	3.8	4.3	4.1
Tax adjustment for impairment of intangible assets (9)	—	(427.0)	—
Other tax effects of adjustments above	(5.8)	(1.8)	(4.9)
Cost of preferred stock repurchase (10)	—	80.7	—
Adjusted net income attributable to Invesco Ltd.	$260.8	$280.9	$200.5

Weighted average common shares outstanding - diluted	453.7	453.8	454.0
Diluted EPS	$0.51	$(2.61)	$0.38
Adjusted diluted EPS (11)	$0.57	$0.62	$0.44

Reconciliation of Operating expenses to Adjusted operating expenses:

(in millions)	Q1-26	Q4-25	Q1-25
Operating expenses, U.S. GAAP basis	$1,411.3	$3,150.1	$1,251.9
Invesco Great Wall (2)	42.6	36.5	37.9
Third-party distribution, service and advisory expenses	(601.4)	(559.1)	(509.0)
CIP (3)	(7.2)	(4.9)	(11.2)
Amortization and impairment of intangible assets (4)	(8.1)	(1,803.6)	(10.1)
Compensation expense related to market valuation changes in deferred compensation liabilities (5)	(8.9)	(17.9)	(0.3)
Adjusted operating expenses	$828.3	$801.1	$759.2

Employee compensation, U.S. GAAP basis	$512.7	$506.2	$464.6
Invesco Great Wall (2)	29.9	24.3	26.0
Compensation expense related to market valuation changes in deferred compensation liabilities (5)	(8.9)	(17.9)	(0.3)
Adjusted employee compensation	$533.7	$512.6	$490.3

Marketing, U.S. GAAP basis	$37.4	$23.8	$17.0
Invesco Great Wall (2)	3.6	4.1	3.0
Adjusted marketing	$41.0	$27.9	$20.0

Property, office and technology, U.S. GAAP basis	$104.6	$108.7	$113.9
Invesco Great Wall (2)	4.5	4.2	4.2
Adjusted property, office and technology	$109.1	$112.9	$118.1

General and administrative, U.S. GAAP basis	$147.1	$148.7	$137.3
Invesco Great Wall (2)	4.6	3.9	4.7
CIP (3)	(7.2)	(4.9)	(11.2)
Adjusted general and administrative	$144.5	$147.7	$130.8

Amortization and impairment of intangible assets, U.S. GAAP basis	$8.1	$1,803.6	$10.1
Amortization and impairment of intangible assets (4)	(8.1)	(1,803.6)	(10.1)
Adjusted amortization and impairment of intangible assets	$—	$—	$—

(1)    Revenue adjustments: The company calculates Net revenues by reducing Operating revenues to exclude fees that are passed through to external parties who perform functions on behalf of, and distribute, the company’s managed funds. The Net revenue presentation assists in identifying the revenue contribution generated by the company, removing distortions caused by the differing distribution channel fees and allowing for a fair comparison with U.S. peer investment managers and within Invesco’s own investment units. Additionally, management evaluates Net revenue yield on AUM, which is equal to Net revenues divided by Average AUM during the reporting period, as an indicator of the Net revenues we receive for each dollar of AUM we manage.
Investment management fees are adjusted by renewal commissions and certain administrative fees. Service and distribution fees are primarily adjusted by distribution fees passed through to broker dealers for certain share classes and pass through fund-related costs. Other revenues are primarily adjusted by transaction fees passed through to third parties.
(2)    Invesco Great Wall: The company reflects 100% of Invesco Great Wall in its Net revenues and Adjusted operating income (and by calculation, Adjusted operating margin). The company’s non-GAAP operating results reflect the economics of these holdings on a basis consistent with the underlying AUM and flows. Adjusted net income is reduced by the amount of earnings attributable to the noncontrolling interests.
(3)    CIP: The company believes that the CIP may impact a reader’s analysis of our underlying results of operations and could result in investor confusion or the production of information about the company by analysts or external credit rating agencies that is not reflective of the underlying results of operations and financial condition of the company. Accordingly, the company believes that it is appropriate to adjust Operating revenues and Operating income for the impact of CIP in calculating the respective Net revenues and Adjusted operating income (and by calculation, Adjusted operating margin).
(4)    Amortization and impairment of intangible assets: The company removes amortization and non-cash impairment expense related to acquired assets in arriving at Adjusted operating income, Adjusted operating margin and Adjusted diluted EPS, as this will aid comparability of our results period to period, and aid comparability with peer companies that may not have similar acquisition-related charges.
(5)     Market valuation changes related to deferred compensation plan liabilities: Certain deferred compensation plan awards provide a return to the employee linked to the appreciation (depreciation) of specified investments. The company economically hedges the exposure to market movements on these deferred compensation liabilities. Since these liabilities are economically hedged, the company believes it is useful to remove the market movements related to the deferred compensation plan liabilities from the calculation of Adjusted operating income (and by calculation, Adjusted operating margin) and to remove the net impact of the economic hedge from the calculation of Adjusted net income (and by calculation, Adjusted diluted EPS) to produce results that will be more comparable period to period.
(6)    Operating margin is equal to Operating income divided by Operating revenues.
(7)    Adjusted operating margin is equal to Adjusted operating income divided by Net revenues.
(8)    Tax adjustment for amortization of intangible assets and goodwill: The company reflects the tax benefit realized on the tax amortization of goodwill and intangibles in Adjusted net income. The company believes it is useful to include this tax benefit in arriving at the Adjusted diluted EPS measure.
(9)    Tax adjustment for impairment of intangible assets: the company removes non-cash income tax benefit related to the impairment of our indefinite-lived intangible assets related to prior acquisitions of management contracts of U.S. retail mutual funds. The company believes it is useful to include this tax benefit in arriving at the Adjusted diluted EPS measure.
(10)    Cost of preferred stock repurchase: In the fourth quarter of 2025, the company repurchased $0.5 billion of the company’s outstanding Series A Preferred Stock held by MassMutual. The company removed the cost associated with the repurchase from the calculation of Adjusted net income (and by calculation, Adjusted diluted EPS) as this will aid comparability of our results period to period and aid comparability with peer companies that may not have similar repurchase related charges.
(11)    Adjusted diluted EPS is equal to Adjusted net income attributable to Invesco Ltd. divided by the weighted average number of common and restricted common shares outstanding.

Invesco Ltd.
Assets Under Management

	Three months ended
(in billions)	March 31, 2026	December 31, 2025	% Change	March 31, 2025
Beginning Assets	$2,169.9	$2,124.8	2.1%	$1,846.0
Long-term inflows	162.0	135.9	19.2%	122.0
Long-term outflows	(140.2)	(116.8)	20.0%	(104.4)
Net long-term flows	21.8	19.1	14.1%	17.6
Net flows in non-management fee earning AUM (a)	—	11.7	N/A	5.0
Net flows in money market funds	11.5	(0.3)	N/A	10.0
Total net flows	33.3	30.5	9.2%	32.6
Reinvested distributions	0.9	21.5	(95.8%)	1.0
Market gains and losses	(42.5)	10.7	N/A	(42.2)
Dispositions	—	(15.9)	N/A	—
Foreign currency translation	(2.1)	(1.7)	23.5%	7.4
Ending Assets	$2,159.5	$2,169.9	(0.5%)	$1,844.8

Ending long-term AUM	$1,920.1	$1,942.3	(1.1%)	$1,311.2
Average long-term AUM	$1,984.5	$1,581.7	25.5%	$1,326.8
Average AUM	$2,218.9	$2,161.8	2.6%	$1,880.8
Average QQQ AUM	$398.5	$402.8	(1.1%)	$320.0

	Three months ended March 31, 2026
By channel: (in billions)	Retail	Institutional
Beginning Assets	$1,515.7	$654.2
Long-term inflows	114.6	47.4
Long-term outflows	(99.9)	(40.3)
Net long-term flows	14.7	7.1
Net flows in non-management fee earning AUM (a)	(0.1)	0.1
Net flows in money market funds	0.4	11.1
Total net flows	15.0	18.3
Reinvested distributions	0.9	—
Market gains and losses	(41.0)	(1.5)
Foreign currency translation	(1.2)	(0.9)
Ending Assets	$1,489.4	$670.1

	Three months ended March 31, 2026
By client domicile: (in billions)	Americas	Asia Pacific	EMEA
Beginning Assets	$1,492.4	$321.0	$356.5
Long-term inflows	69.6	60.8	31.6
Long-term outflows	(68.6)	(47.6)	(24.0)
Net long-term flows	1.0	13.2	7.6
Net flows in money market funds	10.3	(0.1)	1.3
Total net flows	11.3	13.1	8.9
Reinvested distributions	0.9	—	—
Market gains and losses	(33.3)	(5.1)	(4.1)
Foreign currency translation	(0.5)	1.0	(2.6)
Ending Assets	$1,470.8	$330.0	$358.7

See the footnotes immediately following these tables.

Invesco Ltd.
Assets Under Management (continued)

	Three months ended March 31, 2026
By investment capability (b): (in billions)	ETFs and Index (c)	Fundamental Fixed Income (d)	Fundamental Equities (e)	Private Markets (f)	China JV (g)	Multi-Asset/Other (h)	Global Liquidity (i)	QQQ (j)
Beginning Assets	$630.2	$311.5	$298.4	$130.7	$132.5	$69.7	$189.7	$407.2
Long-term inflows	55.1	21.7	14.9	5.7	47.0	7.9	—	9.7
Long-term outflows	(36.5)	(18.0)	(17.3)	(5.3)	(38.3)	(4.3)	—	(20.5)
Net long-term flows	18.6	3.7	(2.4)	0.4	8.7	3.6	—	(10.8)
Net flows in money market funds	—	—	—	—	(0.1)	—	11.6	—
Total net flows	18.6	3.7	(2.4)	0.4	8.6	3.6	11.6	(10.8)
Reinvested distributions	—	0.5	0.2	0.1	—	—	0.1	—
Market gains and losses	(10.5)	(1.9)	(7.1)	0.5	(1.0)	1.5	(0.1)	(23.9)
Foreign currency translation	—	(1.3)	(1.4)	(0.4)	1.8	(0.7)	(0.1)	—
Ending Assets	$638.3	$312.5	$287.7	$131.3	$141.9	$74.1	$201.2	$372.5

Average AUM	$657.2	$313.5	$304.1	$132.1	$142.3	$75.2	$196.0	$398.5

___________
(a)Non-management fee earning AUM includes non-management fee earning ETFs, UIT and product leverage.
(b)Investment capabilities are descriptive groupings of AUM by investment strategy.
(c)ETFs and Index includes ETFs and Indexed Strategies and excludes Invesco QQQ.
(d)Fundamental Fixed Income includes Fixed Income products, including certain ETFs managed within this capability.
(e)Fundamental Equities includes Equity products.
(f)    Private Markets includes Private Credit and Real Estate investments comprised primarily of Real Estate, CLOs, Private Credit and listed real assets, including certain ETFs managed within this capability.
(g)    China JV includes AUM managed by Invesco Great Wall.
(h)    Multi-Asset/Other includes Global Asset Allocation, Invesco Quantitative Strategies, Global Targeted Returns, Solutions, and UITs, including certain ETFs managed within this capability.
(i)    Global Liquidity is comprised mainly of Money Market funds.
(j)    QQQ represents Invesco QQQ.

Invesco Ltd.
Supplemental Information (1)

	For the three months ended March 31, 2026			For the three months ended March 31, 2025
Cash flow information (in millions)	U.S. GAAP	Impact of CIP	Excluding CIP	U.S. GAAP	Impact of CIP	Excluding CIP
Invesco and CIP cash and cash equivalents, beginning of period	$1,979.8	$(942.3)	$1,037.5	$1,496.0	$(509.5)	$986.5
Cash flows from operating activities	212.6	(336.3)	(123.7)	(84.6)	(17.6)	(102.2)
Cash flows from investing activities	(733.2)	701.7	(31.5)	(92.0)	129.8	37.8
Cash flows from financing activities	271.3	(332.7)	(61.4)	529.3	(650.1)	(120.8)
Increase/(decrease) in cash and cash equivalents	(249.3)	32.7	(216.6)	352.7	(537.9)	(185.2)
Foreign exchange movement on cash and cash equivalents	(24.4)	10.4	(14.0)	24.7	(4.3)	20.4
Cash and cash equivalents, end of the period	$1,706.1	$(899.2)	$806.9	$1,873.4	$(1,051.7)	$821.7

___________
(1)    These tables include non-GAAP presentations. Cash held by CIP is not available for use by Invesco. Additionally, there is no recourse to Invesco for CIP debt. The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions.

Invesco Ltd.
Supplemental Information (1)

	March 31, 2026			December 31, 2025
Balance Sheet information (in millions)	U.S. GAAP	Impact of CIP	Excluding CIP	U.S. GAAP	Impact of CIP	Excluding CIP
ASSETS
Cash and cash equivalents	$806.9	$—	$806.9	$1,037.5	$—	$1,037.5
Investments	1,320.9	536.7	1,857.6	1,381.1	397.1	1,778.2
Goodwill and intangible assets, net	12,331.6	—	12,331.6	12,404.4	—	12,404.4
Other assets (2)	2,247.6	10.0	2,257.6	2,121.2	11.2	2,132.4
Investments and other assets of CIP (3)	10,127.6	(10,127.6)	—	10,149.8	(10,149.8)	—
Total assets	$26,834.6	$(9,580.9)	$17,253.7	$27,094.0	$(9,741.5)	$17,352.5
LIABILITIES
Debt	$1,966.7	$—	$1,966.7	$1,825.1	$—	$1,825.1
Other Liabilities (4)	3,032.0	—	3,032.0	3,296.4	—	3,296.4
Debt and other liabilities of CIP	8,573.6	(8,573.6)	—	8,967.6	(8,967.6)	—
Total liabilities	$13,572.3	$(8,573.6)	$4,998.7	$14,089.1	$(8,967.6)	$5,121.5
EQUITY
Total equity attributable to Invesco Ltd.	$12,255.0	$—	$12,255.0	$12,231.0	$—	$12,231.0
Noncontrolling interests (5)	1,007.3	(1,007.3)	—	773.9	(773.9)	—
Total equity	13,262.3	(1,007.3)	12,255.0	13,004.9	(773.9)	12,231.0
Total liabilities and equity	$26,834.6	$(9,580.9)	$17,253.7	$27,094.0	$(9,741.5)	$17,352.5

___________
(1)    This table includes non-GAAP presentations. Assets of CIP are not available for use by Invesco. Additionally, there is no recourse to Invesco for CIP debt.
(2)     Amounts include Accounts receivable, Property, equipment and software, and Other assets.
(3)    Amounts include Cash and cash equivalents of CIP.
(4)    Amounts include Accrued compensation and benefits, Accounts payable and accrued expenses, and Deferred tax liabilities.
(5)    Amounts include Redeemable noncontrolling interests in consolidated entities and Equity attributable to nonredeemable noncontrolling interests in consolidated entities.